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                                                                      EXHIBIT 11

                          INTERLOTT TECHNOLOGIES, INC.
                       Computation of earnings per share


                                       Three Months Ended                 Year Ended
                                          December 31,                   December 31,
                                   -------------------------      --------------------------
                                       1998           1997           1998            1997
                                   ----------     ----------      ----------      ----------
Weighted average common             3,210,000      3,210,000       3,210,000       3,210,000
 shares outstanding during
 the period

Income                                476,489        436,709      $1,622,313      $1,451,654

Net Income per share               $     0.15     $     0.14      $     0.51      $     0.45

Assuming full dilution:             3,210,000      3,210,000       3,210,000       3,210,000
  Weighted average
  common shares
  outstanding during
  the period

Assuming exercise of                      550          4,870          10,649          2,661
  options

Weight average common               3,210,550      3,214,870       3,220,649       3,212,661
  shares outstanding as
  adjusted

Net income                            476,489     $  436,709      $1,622,313      $1,451,654

Income per common share
  assuming full dilution           $     0.15     $     0.14      $     0.50      $     0.45